Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 2, 2007, except as it relates to the effects of the adoption of FSP No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities,” as discussed in Note 17 as to which the date is February 14, 2008, relating to the consolidated financial statements of CHS Inc. and subsidiaries for the year ended August 31, 2007, which appears in CHS Inc.’s Prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, File No. 333-148091, filed February 20, 2008.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 29, 2008